Prospectus	File Pursuant to Rule 424(b)(3)
Registration No. 333-228914

NextDecade Corporation

16,063,311 shares of Common Stock for Sale by the Selling Stockholders

This prospectus relates to the offer and sale from time to time by the selling stockholders identified in this prospectus or in a supplement hereto of up to an aggregate of 16,063,311 shares of common stock, par value $0.0001 per share (the “Common Stock”), of NextDecade Corporation (the “Company”).    Of these shares, (i) 413,658 shares were issued in connection with the Company’s private placement of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”); (ii) 6,799,997 shares are issuable upon conversion of the Series A Preferred Stock; (iii) 3,951,464 shares are issuable upon conversion of the Company’s Series B Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”); (iv) an estimated 945,264 shares are issuable upon exercise of the warrants that were issued together with the Series A Preferred Stock (the “Series A Warrants”); (v) an estimated 549,194 shares are issuable upon exercise of the warrants that were issued with the Series B Preferred Stock (the “Series B Warrants,” and together with the Series A Warrants, the “Warrants”); (vi) an estimated 2,198,001 shares may be issuable upon conversion of the shares of Series A Preferred Stock made as dividend payments; and (vii) an estimated 1,205,733 shares may be issuable upon conversion of the shares of Series B Preferred Stock made as dividend payments.

All of the securities covered by this prospectus were issued or are issuable in connection with private placement transactions in which we sold the Series A Preferred Stock, together with the Series A Warrants, and the Series B Preferred Stock, together with the Series B Warrants, to accredited investors in closings conducted in August 2018 and September 2018, respectively. We are registering the offer and sale of the shares of Common Stock to satisfy registration rights we have granted to the selling stockholders.

We have agreed to bear all of the expenses incurred in connection with the registration of the sale of shares of Common Stock covered by this prospectus other than those expenses related to transfer taxes, underwriting or brokerage commissions or discounts associated with the sale of shares of Common Stock pursuant to this prospectus. We are not selling any shares of Common Stock under this prospectus and will not receive any proceeds from the sale of shares of Common Stock by the selling stockholders. To the extent Warrants are exercised for cash, if at all, we will receive the exercise price thereof.  The shares of Common Stock to which this prospectus relates may be offered and sold from time to time directly by the selling stockholders or alternatively through underwriters, broker-dealers or agents. The selling stockholders will determine at what price they may sell the shares of Common Stock offered by this prospectus, and such sales may be made at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. For additional information on the methods of sale that may be used by the selling stockholders, see the section titled “Plan of Distribution.”

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should carefully read this prospectus and any prospectus supplement or amendment before you invest. You also should read the documents we have referred you to under the headings “Where You Can Find More Information” and “Incorporation by Reference” of this prospectus for information about us and our financial statements.

The Common Stock is listed on the Nasdaq Capital Market under the symbol “NEXT.” On January 2, 2019, the last reported sale price of the Common Stock on the Nasdaq Capital Market was $5.02 per share.

Investing in shares of our Common Stock involves risks. See the section entitled “Risk Factors” beginning on page 10 of this prospectus. You should carefully read and consider these risk factors before you invest in shares of our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 3, 2019.

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission pursuant to which the selling stockholders named herein may, from time to time, offer and sell or otherwise dispose of shares of Common Stock covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or the shares of Common Stock are sold or otherwise disposed of on a later date. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. The prospectus will be updated, and updated prospectuses made available for delivery, to the extent required by the federal securities laws. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference herein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the caption “Where You Can Find More Information” in this prospectus.

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making, and the selling stockholders may not make, an offer to sell these securities in any jurisdiction where an offer or sale is not permitted.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Risk Factors” and “Forward-Looking Statements.”

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the selling stockholders may, from time to time, offer and sell the shares of Common Stock described in this prospectus in one or more offerings.

In addition, a prospectus supplement may also add, update or change the information contained or incorporated in this prospectus. Any prospectus supplement will supersede this prospectus to the extent it contains information that is different from, or that conflicts with, the information contained or incorporated in this prospectus. The registration statement we filed with the SEC includes exhibits that provide more detail of the matters discussed in this prospectus. You should read and consider all information contained in this prospectus and the related registration statement and exhibits filed with the SEC and any accompanying prospectus supplement in making your investment decision. You should also read and consider the information contained in the documents identified under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

The registration statement that we have filed with the SEC registers the securities offered by this prospectus under the Securities Act. The registration statement, including the exhibits to it, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

The Company files reports, proxy statements and other information with the SEC as required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You can read the Company’s filings with the SEC, including this prospectus, over the internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document the Company files with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1‑800‑SEC‑0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

We also make available free of charge on the Investors section of our website, http://www.next-decade.com, all materials that we file electronically with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Section 16 reports and amendments to those reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. Information contained on our website or any other website is not incorporated by reference into, and does not constitute a part of, this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. These other documents contain important information about us, our financial condition and our results of operations. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents that are either (i) described in paragraph (e) of Item 201 of Regulation S-K or paragraphs (d)(1)-(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (ii) deemed to have been furnished and not filed in accordance with SEC rules, including Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01)), unless otherwise indicated therein:

•	Our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 8, 2018;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018 filed with the SEC on May 9, 2018, August 9, 2018, and November 9, 2018, respectively;

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Our Current Reports on Form 8-K as filed with the SEC on January 24, 2018, February 20, 2018, April 12, 2018, June 15, 2018, August 7, 2018, August 24, 2018, August 30, 2018, September 4, 2018, September 11, 2018 and September 25, 2018;

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 19, 2018; and

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The description of Common Stock included in the Registration Statement on Form 8-A filed with the SEC on February 9, 2015 (File No. 333-197330), as amended by the Registration Statement on Form 8-A/A filed with the SEC on March 18, 2015.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (i) described in paragraph (e) of Item 201 of Regulation S-K or paragraphs (d)(1)-(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (ii) deemed to have been furnished and not filed in accordance with SEC rules, including Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01, unless otherwise indicated therein)) whether filed after the date of the initial registration statement and prior to effectiveness of the registration statement or after the date of this prospectus and prior to the completion of the offering of all securities covered hereby. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You may also request and we will provide, free of charge, a copy of any document incorporated by reference in this prospectus (excluding exhibits to such document unless an exhibit is specifically incorporated by reference in the document) by visiting our internet website at http://www.next-decade.com or by writing or calling us at the following address and telephone number:

NextDecade Corporation

Attention: Corporate Secretary

1000 Louisiana Street, 39th Floor

Houston, Texas 77002

(713) 574-1880

You should rely only on the information contained in, or incorporated by reference into, this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different or additional information. We are not offering to sell or soliciting any offer to buy any securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or in any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement and the documents incorporated herein or therein by reference include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact contained in this prospectus, including statements regarding our future results of operations and financial position, strategy and plans and our expectations for future operations, are forward-looking statements. The words “anticipate,” “contemplate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “might,” “will,” “should,” “can have,” “likely,” “continue,” “design” and other words and terms of similar expressions are intended to identify forward-looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, strategy, short-term and long-term business operations and objectives and financial needs.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ from those expressed in our forward-looking statements. Our future financial position and results of operations, as well as any forward-looking statements are subject to change and inherent risks and uncertainties, including those described in the section entitled “Risk Factors” herein and in our most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q. You should consider our forward-looking statements in light of a number of factors that may cause actual results to vary from our forward-looking statements including, but not limited to:

•	our ability to maintain the listing of our securities on a securities exchange or quotation medium;
•	changes adversely affecting the business in which we are engaged;
•	management of growth;
•	general economic conditions;
•	our development liquefied natural gas (“LNG”) liquefaction and export projects;
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our ability to secure additional debt and equity financing in the future to complete the terminal at the Port of Brownsville in southern Texas (the “Terminal”) and an associated 137-mile pipeline to supply gas to the Terminal (the “Pipeline” and, together with the Terminal, the “Project”);

•	the accuracy of estimated costs for the Project;
•	the governmental approval of construction and operation of the Project;
•	the successful completion of the Project by third-party contractors;
•	our ability to generate cash;
•	the development risks, operational hazards, regulatory approvals applicable to the Project’s construction and operations activities;
•	our anticipated competitive advantage;
•	the global demand for and price of natural gas (versus the price of imported LNG);
•	the availability of LNG vessels worldwide;
•	legislation and regulations relating to the LNG industry;
•	negotiations for the Terminal site lease and right-of-way options for the Pipeline route;

•	compliance with environmental laws and regulations; and
•	the result of future financing efforts.

Should one or more of the foregoing risks or uncertainties materialize in a way that negatively impacts us, or should your underlying assumptions prove incorrect, our actual results may vary materially from those anticipated in our forward-looking statements, and our business, financial condition and results of operations could be materially and adversely affected.

The forward-looking statements contained in this prospectus are made as of the date of this prospectus or, in the case of any accompanying prospectus supplement or documents incorporated by reference, the date of any such document.  You should not rely upon forward-looking statements as predictions of future events. In addition, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements.

Except as required by applicable law, we do not undertake any obligation to publicly correct or update any forward-looking statements.  All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements as well as others made in this prospectus, our most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q, and in our other SEC filings and public communications. You should evaluate all forward-looking statements made by us in the context of these risks and uncertainties.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere or incorporated by reference into this prospectus. It may not contain all the information that may be important to you. You should read this entire prospectus, including all documents incorporated by reference, carefully, especially the “Risk Factors” section beginning on page 10 of this prospectus and incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2017, and our financial statements and related notes incorporated by reference in this prospectus before making an investment decision with respect to our securities. Please see the sections titled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

Our Company

We are a LNG development company focused on LNG export projects and associated pipelines. We have focused and continue to focus our development activities on the Project.  We believe the Project is well-positioned among the second wave of U.S. LNG projects.  We have also secured, through December 2019, a 994-acre site near Texas City, Texas for another potential LNG terminal. We also believe we maintain key competitive advantages involving engineering, commercial and gas supply considerations.  We submitted a pre-filing request for the Project to the Federal Energy Regulatory Commission (the “FERC”) in March 2015 and filed a formal application with the FERC in May 2016.  We believe we have robust commercial offtake and gas supply strategies in place and have signed significant non-binding customer commitments to date.  We estimate that the Project will commence commercial operations as early as 2023.

Recent Developments

The Project Receives Series of Air Permits from Texas Commission on Environmental Quality

On December 12, 2018, the Texas Commission on Environmental Quality voted to issue a series of air permits to the Project.  The Project remains subject to review of the FERC, which is the primary and coordinating agency responsible for the permitting of U.S. LNG projects.

Receipt of FERC Scheduling Notice and Draft Environmental Impact Statement

On August 31, 2018, the FERC issued a notice of schedule for environmental review of the Project.  According to the notice, the FERC will issue its final Environmental Impact Statement (“EIS”) on April 26, 2019, based on issuance of the draft EIS in October 2018.  The FERC subsequently issued the draft EIS on October 12, 2018.  The FERC has established a Federal Authorization Decision Deadline of July 25, 2019, 90 days from the scheduled issuance of the final EIS.

Private Placements

Series A Preferred Stock

In August 2018, we sold an aggregate of 50,000 shares of Series A Preferred Stock at $1,000.00 per share for an aggregate purchase price of $50 million and we issued an additional 1,000 shares of Series A Preferred Stock in aggregate to (i) York Capital Management Global Advisors, LLC, severally on behalf of certain funds or accounts managed by it or its affiliates (“York”), (ii) Valinor Management, L.P., severally on behalf of certain funds or accounts for which it is investment manager (“Valinor”), (iii) Bardin Hill Investment Partners LP (formerly known as Halcyon Capital Management LP), severally on behalf of certain funds or accounts managed by it or its affiliates (“Bardin Hill,” and together with York and Valinor, the “Fund Purchasers”) and (iv) HGC NEXT INV LLC (“HGC,” and together with the Fund Purchaser, the “Series A Preferred Stock Purchasers”) as origination fees.  The Series A Warrants were issued together with the shares of Series A Preferred Stock.

In connection with the issuance of Series A Preferred Stock and pursuant to backstop commitment agreements with the Fund Purchasers dated April 11, 2018, as subsequently amended on August 3, 2018 (as amended, the “Backstop Agreements”), we also issued a total of 413,658 shares of Common Stock as fees to the Fund Purchasers.  Each Fund Purchaser is a Company stockholder and, pursuant to that certain Agreement and Plan of

Merger, dated as of April 17, 2017, by and between the Company, each Fund Purchaser and/or one or more of its affiliates, and the other parties named therein, three individuals, two individuals, and one individual from York, Valinor, and Bardin Hill, respectively, were appointed to the Company’s board of directors (the “Board of Directors” or the “Board”).

Under the Certificate of Designations of Series A Convertible Preferred Stock (the “Series A Certificate of Designations”), holders of Series A Preferred Stock have the following rights, preferences, and privileges:

Ranking: The Series A Preferred Stock ranks senior in preference and priority to the Common Stock and each other class or series of capital stock of the Company, except for any class or series of capital stock (which  includes the Series B Preferred Stock discussed below) issued in compliance with the terms of the Series A Certificate of Designations.

Dividends: The holders of Series A Preferred Stock will be entitled to receive, out of funds legally available for the payment of dividends under Delaware law, cumulative dividends that accrue daily at an annual rate of 12%, payable quarterly in cash or in-kind. The holders of Series A Preferred Stock will also be entitled to participate in dividends (payable in cash, securities or otherwise) made on shares of Common Stock.

Liquidation Preference: Upon a defined liquidation, the holders of Series A Preferred Stock will be entitled to be paid first out of any proceeds in an amount per share equal to the greater of (i) an amount equal to (a) $1,000 per share of Series A Preferred Stock plus (b) any accrued but unpaid dividends on such share of Series A Preferred Stock as of immediately prior to such liquidation, and (ii) such amounts as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock (without regard to any of the limitations on convertibility contained in the Series A Certificate of Designations and plus any payment in respect of any fractional interest pursuant to the Series A Certificate of Designations) immediately prior to such liquidation, and prior to payment of any amounts on Common Stock.

Conversion:  The Company has the option to convert all, but not less than all, of the Series A Preferred Stock into shares of Company common stock at a strike price of $7.50 per share of Common Stock (the “Conversion Price”) on any date on which the volume weighted average trading price of shares of Common Stock for each trading day during any 60 of the prior 90 trading days is equal to or greater than 175% of the Conversion Price, in each case subject to certain terms and conditions.  Furthermore, the Company must convert all of the Series A Preferred Stock into shares of Common Stock at the Conversion Price on the earlier of (i) ten (10) business days following a FID Event (as defined in the Series A Certificate of Designations) and (ii) the date that is the tenth (10th) anniversary of the closing of the issuances of the Series A Preferred Stock.

Anti-dilution Protection: The Conversion Price will be subject to proportional adjustment for certain transactions relating to the Company’s capital stock, including stock splits, stock dividends and similar transactions.  In addition, the Conversion Price will be subject to anti-dilution protections with respect to certain Common Stock issuances, subject to certain exceptions.

Voting Rights: Holders of Series A Preferred Stock will be entitled to vote with the holders of the Common Stock on an as-converted basis. In addition, prior to the conversion of the Series A Preferred Stock, the consent of the holders of at least a majority of the Series A Preferred Stock then outstanding, voting together as a single class, will be required for the Company to take certain actions, including, among others, (i) authorizing, creating or approving the issuance of any shares of, or of any security convertible into, or convertible or exchangeable for shares of, senior to, or otherwise pari passu with, the Series A Preferred Stock; (ii) adversely affecting the rights, preferences or privileges of the Series A Preferred Stock, subject to certain exceptions; (iii) amending, altering or repealing any of the provisions of the Company’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) in a manner that would adversely affect the powers, designations, preferences or rights of the Series A Preferred Stock; or (iv) amending, altering or repealing any of the provisions of the Series A Certificate of Designations.

Series A Warrants

The Series A Warrants issued to HGC represent the right to acquire in the aggregate 50 basis points (0.50%) of the fully diluted shares of all outstanding shares of Common Stock on the exercise date with a strike price of $0.01 per share. The Series A Warrants issued to each of the Fund Purchasers represent the right to acquire approximately 21 basis points (0.21%) in the aggregate of the fully diluted shares of all outstanding shares of Common Stock on the exercise date with a strike price of $0.01 per share.  The Series A Warrants have a fixed three-year term commencing on the closings of the issuances of the Series A Preferred Stock.  The Series A Warrants may only be exercised by holders at the expiration of such three-year term; however, the Company can force exercise of the Series A Warrants prior to expiration of such term if the volume weighted average trading price of shares of Common Stock for each trading day during any 60 of the prior 90 trading days is equal to or greater than 175% of the Conversion Price.

Series B Preferred Stock

In September 2018, we sold an aggregate of 29,055 shares of Series B Preferred Stock at $1,000.00 per share for an aggregate purchase price of $29.055 million and we issued an additional 581 shares of Series B Preferred Stock in aggregate to certain funds managed by BlackRock (collectively, the “Series B Preferred Stock Purchasers”) as origination fees.  The Series B Warrants were issued together with the shares of Series B Preferred Stock.

The Series B Preferred Stock has substantially identical terms to the Series A Preferred Stock (as described above), except that the Series B Preferred Stock, with respect to the payment of dividends and rights upon a defined liquidation, ranks (i) senior in all respects to all Junior Stock (as defined in the Certificate of Designations of Series B Convertible Preferred Stock (the “Series B Certificate of Designations”)); (ii) on parity in all respects with all Parity Stock (as defined in the Series B Certificate of Designations), which includes the Series A Preferred Stock; and (iii) junior in all respects to all Senior Stock (as defined in the Series B Certificate of Designations).

Series B Warrants

The Series B Warrants issued to the Series B Preferred Stock Purchasers represent the right to acquire in the aggregate a number of shares of Common Stock equal to (a)(i) the aggregate purchase price for the Series B Preferred Stock divided by (ii) $35 million, multiplied by (b)(i) 0.5% multiplied by (ii) the number of fully diluted shares of all outstanding shares of Common Stock on the exercise date with a strike price of $0.01 per share.    The Series B Warrants have a fixed three-year term commencing on the closings of the issuances of the Series B Preferred Stock.  The Series B Warrants may only be exercised by holders of the Series B Warrants at the expiration of such three-year term, except that the Company can force exercise of the Series B Warrants prior to expiration of such term if (i) the volume weighted average trading price of shares of Common Stock for each trading day during any sixty (60) of the prior ninety (90) trading days is equal to or greater than 175% of the applicable conversion price and (ii) the Company simultaneously elects to force a mandatory exercise of all other warrants then-outstanding and unexercised and held by any holder of Parity Stock (as defined in the Series B Certificate of Designations).

Corporate Information

The mailing address of our principal executive office is 1000 Louisiana Street, 39th Floor, Houston, Texas 77002 and our telephone number is (713) 574-1880. We maintain a website at www.next-decade.com. The information contained on our website is not intended to form a part of, or be incorporated by reference into, this prospectus.

THE OFFERING

Common Stock offered by the selling stockholders

Up to 16,063,311 shares of Common Stock, which include:

•     413,658 shares that were issued in connection with the issuance of the Series A Preferred Stock;

•     6,799,997 shares that are issuable upon conversion of the Series A Preferred Stock;

•     3,951,464 shares that are issuable upon conversion of the Series B Preferred Stock;

•     an estimated 945,264 shares that are issuable upon exercise of the Series A Warrants;

•     an estimated 549,194 shares that are issuable upon exercise of the Series B Warrants;

•     an estimated 2,198,001 shares that may be issuable upon conversion of the shares of Series A Preferred Stock made as dividend payments; and

•     an estimated 1,205,733 shares that may be issuable upon conversion of the shares of Series B Preferred Stock made as dividend payments.

Use of proceeds

We are not selling any shares of Common Stock under this prospectus and will not receive any of the proceeds from the sale of shares of Common Stock by the selling stockholders. To the extent Warrants are exercised for cash, we will receive the exercise price thereof.  We currently expect to use such net proceeds of any such exercise for working capital and general corporate purposes.

Risk factors

An investment in shares of Common Stock involves a high degree of risk. Please refer to the sections titled “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before investing in shares of Common Stock.

Nasdaq Capital Market symbol	NEXT

RISK FACTORS

An investment in Common Stock involves a high degree of risk. Before you decide to invest in shares of Common Stock, you should consider carefully all of the information in this prospectus and the documents incorporated by reference herein and, in particular, the risks described below and the Risk Factors included in any prospectus supplement or amendment, our Annual Report on Form 10-K for the year ended December 31, 2017 and our other filings with the Commission that are incorporated by reference into this prospectus. The risks described in this prospectus or in any document incorporated by reference are not the only ones we face. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our business, prospects, financial condition and results of operations. In any such case, the trading price of shares of Common Stock could decline materially and you could lose all or part of your investment. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

USE OF PROCEEDS

All of the shares of Common Stock covered by this prospectus are being sold by the selling stockholders. See the section titled “Selling Stockholders.” We will, however, receive the net proceeds of any Warrants exercised for cash in the future. We currently expect to use such net proceeds, if any, for working capital and general corporate purposes.   We will bear all of the expenses incurred in connection with the registration of the shares of Common Stock covered by this prospectus other than those expenses related to transfer taxes, underwriting or brokerage commissions or discounts associated with the sale of shares of Common Stock pursuant to this prospectus.

SELLING STOCKHOLDERS

This prospectus covers the offering for resale of up to an aggregate of 16,063,311 shares of Common Stock that may be offered and sold from time to time under this prospectus by the selling stockholders identified below, subject to any appropriate adjustment as a result of any stock dividend, stock split or distribution, or in connection with a combination of shares.  Of these shares, (i)  413,658 shares were issued in connection with the issuance of the Series A Preferred Stock; (ii) 6,799,997 shares are issuable upon conversion of the Series A Preferred Stock; (iii) 3,951,464 shares are issuable upon conversion of the Series B Preferred Stock; (iv) an estimated 945,264 shares are issuable upon exercise of the Series A Warrants; (v) an estimated 549,194 shares are issuable upon exercise of the Series B Warrants; (vi) an estimated 2,198,001 shares may be issuable upon conversion of the shares of Series A Preferred Stock made as dividend payments; and (vii) an estimated 1,205,733 shares may be issuable upon conversion of the shares of Series B Preferred Stock made as dividend payments.  We entered into Series A Convertible Preferred Stock Purchase Agreements with the Series A Preferred Stock Purchasers on August 3, 2018 pursuant to which we sold an aggregate of 50,000 shares of Series A Preferred Stock at $1,000.00 per share for an aggregate purchase price of $50 million, issued an additional 1,000 shares of Series A Preferred Stock in aggregate as origination fees and issued the Series A Warrants.  In connection with the issuance of Series A Preferred Stock and pursuant to the Backstop Agreements, we also issued a total of 413,658 shares of Common Stock as fees to the Fund Purchasers.  On August 23, 2018, we entered into a Series B Convertible Preferred Stock Purchase Agreement with the Series B Preferred Stock Purchasers pursuant to which we sold an aggregate of 29,055 shares of Series B Preferred Stock at $1,000.00 per share for an aggregate purchase price of $29.055 million, issued an additional 581 shares of Series B Preferred Stock in aggregate as origination fees and issued the Series B Warrants.

In connection with the issuances of the Series A Preferred Stock, the Series A Warrants, the Series B Preferred Stock and the Series B Warrants, we entered into registration rights agreements with the selling stockholders pursuant to which we were obligated to prepare and file a registration statement to permit the resale of shares of Common Stock underlying (i) the Series A Preferred Stock and the Series B Preferred Stock (including any Common Stock underlying the Series A Preferred Stock and the Series B Preferred Stock issued as payment-in-kind dividends) issued pursuant to the respective purchase agreements and backstop commitment agreements, as applicable, and (ii) the Warrants, in each case held by the selling stockholders from time to time as permitted by Rule 415 promulgated under the Securities Act.  We cannot predict when or whether any of the selling stockholders will convert their Series A Preferred Stock or the Series B Preferred Stock, as applicable, or exercise their Series A Warrants or Series B Warrants, as applicable, and even if they do, we do not know how long the selling stockholders will hold the shares of Common Stock acquired upon conversion or exercise, as applicable, before selling them.  We currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale or other disposition of any of the shares of Common Stock. The shares of Common Stock covered hereby may be offered from time to time by the selling stockholders.

We have prepared the below table and the related notes as of December 7, 2018 based on publicly available information and information previously supplied to us by the selling stockholders. We have not sought to verify such information. We believe, based on information supplied by the selling stockholders, that except as may otherwise be indicated in the footnotes to the table below, the selling stockholders have sole voting and dispositive power with respect to the shares of Common Stock reported as beneficially owned by them. Because the selling stockholders identified in the table may sell some or all of the shares of Common Stock owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of Common Stock, no estimate can be given as to the number of the shares of Common Stock available for resale hereby that will be held by the selling stockholders upon termination of this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of Common Stock they hold in transactions exempt from the registration requirements of the Securities Act after the date on which the selling stockholders provided the information set forth on the table below. We have, therefore, assumed for the purposes of the following table, that the selling stockholders will sell all of the shares of Common Stock beneficially owned by them that are covered by this prospectus. The selling stockholders are not obligated to sell any of the shares of Common Stock offered by this prospectus. The percent of beneficial ownership for the selling stockholders is based on 109,373,772 shares of Common Stock outstanding as of December 7, 2018.

	Shares of Common Stock Beneficially Owned Prior to the Offering**			Shares of Common Stock Beneficially Owned After Completion of the Offering**
Selling Stockholders:	Number	Percentage	Shares of Common Stock Offered Hereby	Number	Percentage***
First Series of HMDL Fund I LLC(1)	647,714	*	106,314(2)	634,713	*
HCN LP(1)	4,090,196	3.7%	231,661(3)	4,061,998	3.2%
Bardin Hill Event-Driven Master Fund LP(1)	436,910(4)	*	33,955(5)	432,665	*
Valinor Capital Partners, L.P. (6)	3,832,630	3.5%	196,744(7)	3,812,247	3.0%
Valinor Capital Partners Offshore Master Fund, L.P.(6)	10,904,733	10.0%	560,355(8)	10,846,737	8.7%
VND Partners, L.P.(6)	4,813,971	4.4%	15,642(9)	4,798,329	3.8%
York European Distressed Credit Fund II, L.P.(10)	2,522,723	2.3%	114,618(11)	2,508,809	2.0%
York Capital Management, LP(10)	9,240,977	8.4%	419,596(12)	9,190,006	7.4%
York Credit Opportunities Fund, LP(10)	11,751,923	10.7%	533,572(13)	11,687,103	9.3%
York Credit Opportunities Investment Master Fund, L.P.(10)	12,628,348	11.5%	573,583(14)	12,489,042	10.0%
York Multi-Strategy Master Fund, L.P.(10)	13,567,803	12.4%	616,128(15)	13,418,133	10.7%
HGC NEXT INV LLC(16)	—	—	6,954,751(17)	—	—
Blackrock, Inc.(18)	—	—	5,706,391(19)	—	—

*   Indicates beneficial ownership of less than 1% of the total outstanding Common Stock.

** “Beneficial ownership” is a term broadly defined by the SEC in Rule 13d‑3 under the Exchange Act and includes more than typical forms of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment or voting power. For purposes of this table, shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days of December 7, 2018 are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Since the Series A Preferred Stock, the Series B Preferred Stock, the Series A Warrants and the Series B Warrants are not convertible into, or exercisable for, Common Stock within 60 days of December 7, 2018, shares of Common Stock issuable upon such conversion or exercise are not reflected as beneficially owned by the respective selling stockholders in the table above, although the shares are reflected in the table as offered hereby.

*** Based on a denominator equal to the sum of (i) 109,373,772 shares of Common Stock outstanding on December 7, 2018 and (ii) the number of shares of Common Stock offered under this prospectus by the selling stockholders.

(1)  Bardin Hill serves as the investment manager to such fund.  Investment decisions of Bardin Hill are made by one or more of its portfolio managers, including Jason Dillow,  Kevah Konner and John Greene, each of whom has individual decision-making authority.  Jason Dillow is the Chief Executive Officer and Chief Investment Officer of Bardin Hill. Each of Bardin Hill, HCN GP LLC (in the case of HCN LP), Bardin Hill Fund GP LLC (in the case of Bardin Hill Event-Driven Master Fund LP and the First Series of HDML Fund I LLC), Jason Dillow,  Kevah Konner and John Greene may be deemed to beneficially own the securities held by such fund and each of Bardin Hill, HCN

GP LLC, Bardin Hill Fund GP LLC, Jason Dillow,  Kevah Konner and John Greene disclaims beneficial ownership of the reported securities, except to the extent of its or his pecuniary interest.  Avinash Kripalani is a Managing Principal at Bardin Hill and serves on the Board.  The address of such fund,  Bardin Hill, HCN GP LLC, Bardin Hill Fund GP LLC, Jason Dillow,  Kevah Konner and John Greene is 477 Madison Avenue, 8th Floor, New York, New York 10022.

(2) Consists of (i) 13,001 shares of Common Stock issued as fees pursuant to the Backstop Agreement entered into with Bardin Hill, (ii) 64,133 shares of Common Stock issuable upon the conversion of Series A Preferred Stock, (iii) an estimated 8,913 shares of Common Stock issuable upon the exercise of Series A Warrants and (iv) an estimated 20,267 shares of Common Stock issuable upon the conversion of shares of Series A Preferred Stock made as dividend payments.

(3)  Consists of (i) 28,198 shares of Common Stock issued as fees pursuant to the Backstop Agreement entered into with Bardin Hill, (ii) 139,066 shares of Common Stock issuable upon the conversion of Series A Preferred Stock, (iii) an estimated 19,330 shares of Common Stock issuable upon the exercise of Series A Warrants and (iv) an estimated 45,067 shares of Common Stock issuable upon the conversion of shares of Series A Preferred Stock made as dividend payments.

(4)  Includes 107,500 shares of Common Stock issuable upon exercise of warrants.

(5)  Consists of (i) 4,245 shares of Common Stock issued as fees pursuant to the Backstop Agreement entered into with Bardin Hill, (ii) 20,933 shares of Common Stock issuable upon the conversion of Series A Preferred Stock, (iii) an estimated 2,910 shares of Common Stock issuable upon the exercise of Series A Warrants and (iv) an estimated 5,867 shares of Common Stock issuable upon the conversion of shares of Series A Preferred Stock made as dividend payments.

(6)  Valinor Management, L.P. (“Valinor Management”) serves as investment manager to such fund. David Gallo is the Founder, Managing Partner, and Portfolio Manager of Valinor Management and is the managing member of Valinor Associates, LLC (“Valinor Associates”), which serves as general partner to Valinor Capital Partners, L.P., Valinor Capital Partners Offshore Master Fund, L.P. and VND Partners, L.P. David Gallo serves on the Board. Each of Valinor Management, Valinor Associates and David Gallo may be deemed to beneficially own the securities held by such fund and each of Valinor Management, Valinor Associates and David Gallo disclaims beneficial ownership of the reported securities, except to the extent of its or his pecuniary interest.  In addition to David Gallo, Brian Belke, a partner at Valinor Management, also serves on the Board.  The address of such fund,  Valinor Management, Valinor Associates and David Gallo is 510 Madison Avenue, 25th Floor, New York, New York 10022.

(7)  Consists of (i) 20,383 shares of Common Stock issued as fees pursuant to the Backstop Agreement entered into with Valinor, (ii) 120,666 shares of Common Stock issuable upon the conversion of Series A Preferred Stock, (iii) an estimated 16,762 shares of Common Stock issuable upon the exercise of Series A Warrants and (iv) an estimated 38,934 shares of Common Stock issuable upon the conversion of shares of Series A Preferred Stock made as dividend payments.

(8)  Consists of (i) 57,996 shares of Common Stock issued as fees pursuant to the Backstop Agreement entered into with Valinor, (ii) 342,933 shares of Common Stock issuable upon the conversion of Series A Preferred Stock, (iii) an estimated 47,693 shares of Common Stock issuable upon the exercise of Series A Warrants and (iv) an estimated 111,733 shares of Common Stock issuable upon the conversion of shares of Series A Preferred Stock made as dividend payments.

(9)  Consists of 15,642 shares of Common Stock issued as fees pursuant to the Backstop Agreement entered into with Valinor.

(10)  York Capital Management Global Advisors, LLC (“YCMGA”) is the senior managing member of the general partner of such fund. James G. Dinan is the chairman of, and controls, YCMGA. Each of YCMGA and James G. Dinan has voting and investment power with respect to the shares of Common Stock owned by such fund and may be deemed to be beneficial owners thereof. Each of YCMGA and James G. Dinan disclaims beneficial ownership of such shares of Common Stock except to the extent of their pecuniary interests therein. Matthew W. Bonanno, a partner of YCMGA, David Magid, a Vice President at York Capital Management, L.P. (“YCM”), and William Vrattos, a partner at YCM, each serves on the Board. The address of such fund, James G. Dinan, Matthew Bonanno, David Magid and William Vrattos is 767 Fifth Avenue, 17th Floor, New York, New York 10153.

(11)  Consists of (i) 13,914 shares of Common Stock issued as fees pursuant to the Backstop Agreement entered into with York, (ii) 68,666 shares of Common Stock issuable upon the conversion of Series A Preferred Stock, (iii) an estimated 9,539 shares of Common Stock issuable upon the exercise of Series A Warrants and (iv) an estimated 22,499 shares of Common Stock issuable upon the conversion of shares of Series A Preferred Stock made as dividend payments.

(12)  Consists of (i) 50,971 shares of Common Stock issued as fees pursuant to the Backstop Agreement entered into with York, (ii) 251,333 shares of Common Stock issuable upon the conversion of Series A Preferred Stock, (iii) an estimated 34,943 shares of Common Stock issuable upon the exercise of Series A Warrants and (iv) an estimated 82,349 shares of Common Stock issuable upon the conversion of shares of Series A Preferred Stock made as dividend payments.

(13)  Consists of (i) 64,820 shares of Common Stock issued as fees pursuant to the Backstop Agreement entered into with York, (ii) 319,600 shares of Common Stock issuable upon the conversion of Series A Preferred Stock, (iii) an estimated 44,436 shares of Common Stock issuable upon the exercise of Series A Warrants and (iv) an estimated 104,716 shares of Common Stock issuable upon the conversion of shares of Series A Preferred Stock made as dividend payments.

(14)  Consists of (i) 69,653 shares of Common Stock issued as fees pursuant to the Backstop Agreement entered into with York, (ii) 343,600 shares of Common Stock issuable upon the conversion of Series A Preferred Stock, (iii) an estimated 47,750 shares of Common Stock issuable upon the exercise of Series A Warrants and (iv) an estimated 112,580 shares of Common Stock issuable upon the conversion of shares of Series A Preferred Stock made as dividend payments.

(15)  Consists of (i) 74,835 shares of Common Stock issued as fees pursuant to the Backstop Agreement entered into with York, (ii) 369,066 shares of Common Stock issuable upon the conversion of Series A Preferred Stock, (iii) an estimated 51,303 shares of Common Stock issuable upon the exercise of Series A Warrants and (iv) an estimated 120,924 shares of Common Stock issuable upon the conversion of shares of Series A Preferred Stock made as dividend payments.

(16)  HGC NEXT INV LLC (“HGC”) is a Delaware limited liability company. Jong Tae Park is the sole Manager and the President of HGC and may be deemed to have voting and investment power over the shares held by HGC. On September 5, 2018, pursuant to the terms of that certain Purchaser Rights Agreement, dated as of August 23, 2018, by and between the Company and HGC, the Board appointed Koo Yung Lee as a Class A director of the Board.  HGC’s address is 300 Frank W. Burr Blvd., Suite 52, Teaneck, New Jersey 07666.

(17)  Consists of (i) 4,760,000 shares of Common Stock issuable upon the conversion of Series A Preferred Stock, (ii) an estimated 661,685 shares of Common Stock issuable upon the exercise of Series A Warrants and (iii) an estimated 1,533,066 shares of Common Stock issuable upon the conversion of shares of Series A Preferred Stock made as dividend payments.

(18)  The registered holders of the referenced shares to be registered are the following funds and accounts under management by investment adviser subsidiaries of BlackRock, Inc.:  ABR PE Investments II, LP, BOPA1, L.P., Coastline Fund, L.P., Fair Lane Investment Partners, L.P., Multi-Alternative Opportunities Fund (A), L.P., Multi-Alternative Opportunities Fund (B), L.P., Investment Partners V (A), LLC and SUNROCK DISCRETIONARY CO-INVESTMENT FUND II, LLC.  BlackRock, Inc. is the ultimate parent holding company of such investment adviser entities.  On behalf of such investment adviser entities, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares.  Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such investment adviser subsidiaries and such portfolio managers and/or investment committee members is 55 East 52nd Street, New York, New York 10055. Shares listed in the table as beneficially owned may not incorporate all shares deemed to be beneficially held by BlackRock, Inc.

(19)  Consists of (i) 3,951,466 shares of Common Stock issuable upon the conversion of Series B Preferred Stock, (ii) an estimated 549,194 shares of Common Stock issuable upon the exercise of Series B Warrants and (iii) an estimated 1,205,731 shares of Common Stock issuable upon the conversion of shares of Series B Preferred Stock made as dividend payments.

PLAN OF DISTRIBUTION

The shares of Common Stock covered by this prospectus may be offered and sold from time to time by the selling stockholders. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The selling stockholders may sell their shares of Common Stock by one or more of, or a combination of, the following methods.

•	privately negotiated transactions;
•	underwritten transactions;
•	exchange distributions and/or secondary distributions;
•	sales in the over-the-counter market;
•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•	sales by broker-dealers who agree with the selling stockholders to sell a specified number of such shares of Common Stock at a stipulated price per share;
•

a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;
•	short sales;
•	through the writing of options on the shares, whether or not the options are listed on an options exchange;
•	through the distributions of the shares of Common Stock by any selling stockholder to its partners, members or stockholders;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

In addition, the selling stockholders may from time to time sell shares of Common Stock in compliance with Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than pursuant to this prospectus. In such event, the selling stockholders may be required by the securities laws of certain states to offer and sell the shares of Common Stock only through registered or licensed brokers or dealers.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of shares of Common Stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares of Common Stock may be underwriting discounts and commissions under the Securities Act. If any selling stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, then the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the selling stockholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

In connection with sales of shares of Common Stock under this prospectus, the selling stockholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of shares of Common Stock in the course of hedging the positions they assume. The selling stockholders also may sell shares of Common Stock short and deliver them to close their short positions, or loan or pledge shares of Common Stock to broker-dealers that in turn may sell them.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell such shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424 or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution, including the names of any underwriters, the purchase price and the proceeds the selling stockholders will receive from the sale of shares of Common Stock, any underwriting discounts and other items constituting underwriters’ compensation, any public offering price and any discounts or concessions allowed or reallowed or paid to dealers, and any other information we believe to be material.

The aggregate proceeds to the selling stockholders from the sale of shares of Common Stock offered by them will be the purchase price of the Common Stock less discounts or commissions, if any. The selling stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. We will not receive any of the proceeds from any offering by the selling stockholders.

There can be no assurances that the selling stockholders will sell any or all of the shares of Common Stock offered under this prospectus.

Underwriters, broker dealers or agents who may become involved in the sale of shares of Common Stock may engage in transactions with and perform other services for the Company in the ordinary course of business for which they receive compensation.

DESCRIPTION OF COMMON STOCK TO BE REGISTERED

The following is a summary of our Common Stock and provisions of the Certificate of Incorporation and our Amended and Restated Bylaws (the “Bylaws”) and certain provisions of Delaware law. This summary does not purport to be complete and is qualified in its entirety by the provisions of the Certificate of Incorporation and the Bylaws. The Certificate of Incorporation and the Bylaws are incorporated by reference and filed as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

Authorized and Outstanding Shares of Common Stock

The Certificate of Incorporation authorizes the issuance of 480,000,000 shares of Common Stock. As of December 7, 2018, there were 109,373,772 shares of Common Stock outstanding and held by 89 holders of record. The number of record holders is based upon the actual number of holders registered at such date and does not include holders of shares in “street name” or persons, partnerships, associated, corporations or entities in security position listings maintained by depositories.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designations for any series of preferred stock, the holders of our Common Stock exclusively possess all voting power for the election of our directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of our stockholders. Holders of our shares of Common Stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Subject to the prior rights of all classes or series of stock at the time outstanding having prior rights as to dividends or other distributions, the holders of our Common Stock are entitled to receive such dividends and other distributions, if any, as may be declared from time to time by the Board in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

In the event of the voluntary or involuntary liquidation, dissolution, or winding-up of the Company, the holders of our Common Stock are entitled to receive their ratable and proportionate share of the remaining assets of the Company, after the rights of the holders of the preferred stock have been satisfied.

Election of Directors

The Board of Directors is currently divided into three classes, Class A, Class B and Class C, with only one class of directors being elected in each year and each class serving a three-year term. There is no cumulative voting with respect to the election of directors.

Dividends

We have not paid any cash dividends on shares of our Common Stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements, and general financial condition. The payment of any dividends will be within the discretion of the Board of Directors.

Certain Anti-Takeover Provisions of Delaware Law

Staggered Board of Directors

The Certificate of Incorporation provides that the Board of Directors will be classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of the Board only by successfully engaging in a proxy contest at two or more annual meetings.

Special Meeting of Stockholders; Action by Written Consent

The Bylaws provide that special meetings of our stockholders may be called only by a majority vote of the Board of Directors. Additionally, the Certificate of Incorporation and Bylaws provide that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at the Company’s principal executive offices not less than 60 days nor more than 90 days prior to the meeting. In the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting of stockholders is given or made to stockholders, a stockholder’s notice shall be timely if received at the Company’s principal executive offices no later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public was made, whichever first occurs. The Bylaws also specify certain requirements as to the form and content of a stockholders meeting. These provisions may preclude Company stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Authorized but Unissued Shares

The Company’s authorized but unissued shares of Common Stock and preferred stock are available for future issuances without stockholder approval, subject to any limitations imposed by the Nasdaq Listing Rules.  Such additional shares could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Selection

The Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in Company’s name, actions against directors, officers and employees for breach of fiduciary duty and other certain actions be brought only in the Court of Chancery in the State of Delaware. Although Company believes this provision benefits it by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against Company’s directors and officers.

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company, One State Street Plaza, 30th Floor, New York, NY 10004-1561.

Quotation of Securities

The Common Stock is traded on the Nasdaq Capital Market under the symbol “NEXT.”

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of any securities to be offered will be passed upon for us by our counsel, K&L Gates LLP, Charlotte, North Carolina. Any underwriters will be represented by their own legal counsel.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report for the year ended December 31, 2017 have been so incorporated in reliance on the report of Marcum LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

NextDecade Corporation

16,063,311 Shares of Common Stock

PROSPECTUS